Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Continues Profitability Improvement

To Close out Fiscal 2017

WEST LAFAYETTE, IN, December 19, 2017 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced financial results for the three and twelve months ended September 30, 2017.

Fourth Quarter Results

For the three months ended September 30, 2017, revenue amounted to $5,873,000, a 14% increase from $5,154,000 in the fourth quarter of fiscal 2016.

Service revenue for the fourth quarter of fiscal 2017 increased 24% to $5,002,000, compared to $4,043,000 for the corresponding period in fiscal 2016. Revenues improved due to an overall increase in the number of preclinical services studies, increased pharmaceutical analysis revenues and an increase in the number of bioanalytical analysis samples received and analyzed. In addition, the Company began to charge for archive services in fiscal 2017, resulting in the addition of $120,000 in archive service revenues in the fourth quarter of fiscal 2017.

Sales in our Products segment decreased 22% in the fourth quarter of fiscal 2017 from $1,111,000 to $871,000 when compared to the same period in the prior fiscal year. The majority of the decrease stems from lower sales of our Culex automated in vivo sampling systems and our analytical instruments over the same period in the prior fiscal year.

Gross profit increased to $1,864,000, or 32% of revenue, in the fourth quarter of fiscal 2017, compared to $952,000, or 18% of revenue, during the comparable fiscal 2016 period. The principal reason for the improvement was the increase in Service revenue, which led to a higher absorption of fixed costs.

Operating expenses for the fourth quarter of fiscal 2017 amounted to $1,572,000, a 44% decrease when compared to $2,836,000 incurred during the fourth quarter of fiscal 2016. Lower salary and employee benefit expenses due to a reduced number of business development and other management personnel in fiscal 2017 and the absence of a non-recurring goodwill impairment charge occurring in fiscal 2016 were partially offset by higher consulting services costs in the fourth quarter of fiscal 2017.

Operating income for the fourth quarter of fiscal 2017 amounted to $292,000 compared to an operating loss of $1,884,000 for the fourth quarter of fiscal 2016. The improvement was primarily due to higher revenue, improved operating margins and the absence of the non-recurring goodwill impairment charge incurred in fiscal 2016.

Net income for the fourth quarter of fiscal 2017 amounted to $229,000, or $0.03 per diluted share, compared to a net loss of $2,037,000, or $0.25 per diluted share for the fourth quarter of fiscal 2016.

EBITDA for the fourth quarter of fiscal 2017, amounted to $672,000, compared to a negative EBITDA of $526,000 for the fourth quarter of fiscal 2016.

Full Year Results

Revenue for fiscal 2017 amounted to $24,242,000 a 19% increase from $20,441,000 in fiscal 2016.

Service revenue increased 27% in fiscal 2017 to $20,182,000 from $15,924,000 in fiscal 2016. Preclinical services revenues improved due to an overall increase in the number of studies and other laboratory services revenues were positively impacted by higher discovery and pharmaceutical analysis revenues. Archive services revenue added $572,000 to other laboratory services revenue in fiscal 2017.

Sales in our Products segment decreased 10%, from $4,517,000 in fiscal 2016 to $4,060,000 in fiscal 2017. The majority of the decrease stems from lower sales of our analytical instruments.

Gross profit in fiscal 2017 increased to $7,697,000, or 32% of revenue, compared to $4,425,000, or 22% of revenue, in fiscal 2016. The improvement was driven by an increase in revenues which led to a higher absorption of fixed costs and a favorable change in sales mix.

Operating expenses for fiscal 2017 decreased 14% to $6,419,000 from $7,465,000 for fiscal 2016. The principal reasons for the decrease were the non-recurring goodwill impairment charge in fiscal 2016 of $971,000 plus lower salary and employee benefit expenses in fiscal 2017 due to the reduced number of business development and management personnel. These decreases were partially offset by higher costs for consulting services in fiscal 2017.

Operating income for fiscal 2017 amounted to $1,278,000 compared to an operating loss of $3,040,000 for fiscal 2016. The improvement was primarily due to higher revenue and the improved operating margins and slightly lower operating expenses in addition to the absence of the non-recurring goodwill impairment charge in fiscal 2016.

Net income amounted to $884,000, or $0.11 per diluted share, for fiscal 2017. Net loss amounted to $3,230,000, or $0.40 per diluted share, for fiscal 2016.

EBITDA was $2,822,000 for fiscal 2017, compared to a negative EBITDA of $615,000 for fiscal 2016.

Cash Provided by Operating Activities

Cash provided by operating activities was $1,236,000 for fiscal 2017 due in part to the improved operating income performance and lower working capital levels. Inventory and accounts payable decreased by $540,000 and $913,000, respectively, while accounts receivable increased $941,000.

The Company had $434,000 in cash and cash equivalents and $2,000,000 available on the line of credit at September 30, 2017. During fiscal 2017, cash from operations funded capital expenditures for computing infrastructure, building improvements and laboratory equipment of approximately $347,000.

Remarks

Jill Blumhoff, BASi’s Vice President of Finance and Chief Financial Officer commented, “Our fourth-quarter results provided a strong finish to an exceptional year during which we overcame many challenges. Our profitability improvements stem from the continued strong demand for preclinical and pharmaceutical analysis services. Our archive revenue initiative was also a significant contributor to the revenue and profitability improvement year-over-year.”

“We are optimistic about the opportunities for growth in fiscal 2018 and beyond. We plan to continue investing in new product development opportunities and further develop and expand our relationships with our distributors, resellers and strategic partners in our products business. We are investigating a possible expansion for our preclinical services facilities and we intend, among other initiatives, to enhance the scientific expertise of our staff and upgrade the laboratory equipment for our other service offerings. With the new credit facility finalized in June, we believe we have the liquidity to drive relevant initiatives.”

“In combination with the operational improvements in fiscal 2017 and initiatives underway for fiscal 2018, we have significantly lowered our employee turnover and revitalized our organization comprised of humble and dedicated employees who promote our values of quality and customer service. I sincerely thank each and every one of our employees, along with our board members and shareholders, for their steadfast support as we work to reshape the future of BASi,” Ms. Blumhoff concluded.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are EBITDA for the fourth quarter and twelve months of fiscal 2017 and 2016, respectively. EBITDA refers to a financial performance measure that excludes certain income statement line items, such as interest, taxes, depreciation, and amortization. EBITDA may also exclude certain non-cash expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company’s results and may facilitate a fuller analysis of the Company’s results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company’s filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Three Months Ended September 30, (Unaudited)		Fiscal Year Ended September 30,
	2017	2016	2017	2016

Service revenue	$5,002	$4,043	$20,182	$15,924
Product revenue	871	1,111	4,060	4,517
Total revenue	5,873	5,154	24,242	20,441

Cost of service revenue	3,386	3,517	13,990	13,355
Cost of product revenue	623	685	2,555	2,661
Total cost of revenue	4,009	4,202	16,545	16,016

Gross profit	1,864	952	7,697	4,425
Operating expenses:
Selling	245	345	1,053	1,417
Research and development	125	104	465	496
General and administrative	1,202	1,416	4,901	4,581
Impairment of goodwill	-	971	-	971
Total operating expenses	1,572	2,836	6,419	7,465

Operating income (loss)	292	(1,884)	1,278	(3,040)

Interest expense	(53)	(156)	(375)	(399)
Decrease in fair value of warrant liability	-	-	-	189
Other income	1	4	5	6
Net income (loss) before income taxes	240	(2,036)	908	(3,244)

Income tax expense (benefit)	11	1	24	(14)

Net income (loss)	$229	$(2,037)	$884	$(3,230)

Other comprehensive income (loss):	-	13	35	(88)

Comprehensive income (loss)	$229	$(2,024)	$919	$(3,318)

Basic net income (loss) per share	$0.03	$(0.25)	$0.11	$(0.40)
Diluted net income (loss) per share	$0.03	$(0.25)	$0.10	$(0.40)

Weighted common shares outstanding:
Basic	8,241	8,108	8,178	8,107
Diluted	8,780	8,108	8,733	8,107

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2017	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$434	$386
Accounts receivable
Trade, net of allowance of $2,404 at September 30, 2017 and $565 at September 30, 2016	2,530	1,649
Unbilled revenues and other	615	591
Inventories, net	913	1,453
Prepaid expenses	814	798
Total current assets	5,306	4,877

Property and equipment, net	14,965	16,136
Lease rent receivable	87	51
Goodwill	38	38
Other assets	21	27
Total assets	$20,417	$21,129

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,052	$2,965
Restructuring liability	1,117	1,117
Accrued expenses	1,202	1,089
Customer advances	2,980	3,114
Income taxes payable	20	13
Revolving line of credit	-	1,358
Fair value of interest rate swap	-	35
Current portion of capital lease obligation	128	126
Current portion of long term debt	224	3,656
Total current liabilities	7,723	13,473

Capital lease obligation, less current portion	69	198
Long-term debt, less current portion, net of debt issuance costs	4,158	-

Total liabilities	11,950	13,671

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,035 Series A shares at $1,000 stated value issued and outstanding at September 30, 2017 and 1,185 at September 30, 2016	1,035	1,185
Common shares, no par value:
Authorized 19,000,000 shares; 8,243,896 issued and outstanding at September 30, 2017 and 8,107,558 at September 30, 2016	2,023	1,989
Additional paid-in capital	21,446	21,240
Accumulated deficit	(16,037)	(16,921)
Accumulated other comprehensive income (loss)	-	(35)
Total shareholders’ equity	8,467	7,458

Total liabilities and shareholders’ equity	$20,417	$21,129

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP Net income (loss)	$229	$(2,037)	$884	$(3,230)

Add back: Interest expense	53	156	375	399
Income taxes	11	1	24	(14)
Depreciation and amortization	373	372	1,520	1,403
Goodwill impairment charge	-	971	-	971
Decrease in fair value of warrant liability	-	-	-	(189)
Stock option expense	6	11	19	45

Adjusted EBITDA	$672	$(526)	$2,822	$(615)

Adjusted EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses, impairment charges and the change in the fair value of warrant liability.